EXHIBIT 99.1

AT EPIX

Peyton Marshall, Chief Financial Officer

Angela Elrod, Investor Relations Manager

(617) 250-6012

FOR IMMEDIATE RELEASE

July 27, 2004

GREGORY D. PHELPS JOINS EPIX’S BOARD OF DIRECTORS

- Biotechnology Veteran Brings 28 Years’ Experience to New Board Seat -

CAMBRIDGE, MA, July 27, 2004 — EPIX Medical, Inc. (Nasdaq: EPIX), a developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today announced the election of Gregory D. Phelps to its Board of Directors.  Mr. Phelps’s addition to EPIX’s Board brings the total number of Board members to five.  Mr. Phelps is a Director of Nephros Therapeutics and served as a Director of Dyax Corporation from 1998 to 2004. He was the Chief Executive Officer and a Director of Ardais Corporation from 2002 to 2003. Prior to that, he was Vice Chairman of Dyax. Mr. Phelps was an executive officer of Genzyme Corporation from 1991 to 1997 where his duties included responsibility for the therapeutics business, research and development, and corporate development.  During his tenure at Genzyme, Mr. Phelps provided leadership for the development and worldwide market launch of several new therapeutic products, including Ceredase®, and was Executive Vice President at his departure.

“I am very pleased to welcome Greg to EPIX’s Board of Directors,” said Michael D. Webb, Chief Executive Officer of EPIX.  “Greg has a successful track record for commercializing pharmaceuticals and innovative technologies in the biotechnology and healthcare products industries.  His experience in operations, R&D management, and new business and product development will be of great value to EPIX as we move forward, particularly as we prepare to launch our first drug, MS-325.”

EPIX, based in Cambridge, MA, is a leading developer of innovative pharmaceuticals, specializing in targeted MRI contrast agents for the diagnosis and clinical management of disease. The Company believes that MS-325, its lead product under development, has the potential to be an alternative to invasive X-ray angiography for diagnostic vascular imaging. On the strength of four successful MS-325 Phase III clinical trials, the Company submitted a New Drug Application (NDA) to the FDA in December 2003 which was accepted for filing in February 2004. Schering AG, Germany, the market leader in MRI contrast agents, is the worldwide sales and marketing partner for MS-325. EPIX is also collaborating with Schering AG, Germany, in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI. To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company’s management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.